Exhibit 99(d)(4)

Advance Payment Escrow Agreement between Woodgrain Inc., Huttig Building Products, Inc. and U.S. Bank National Association dated March 23, 2022

Advance Payment Escrow Agreement

Dated:	March 23, 2021

Between:	Woodgrain Inc. 300 NW 16th St Fruitland, ID 83619 Attn: Kelly Dame, CEO Darin Holderness, CFO Facsimile: (208) 452-1838 Email: kdame@woodgrain.com dholderness@woodgrain.com	“Parent”

And:

Huttig Building Products, Inc.

555 Maryville University Drive, Suite 400

St. Louis, Missouri 63141

Attn:    Jon Vrabely, President and Chief Executive Officer

Facsimile:  (314) 216-2615

Email:   jvrabely@huttig.com

“Huttig”

And:	U.S. Bank National Association Global Corporate Trust 555 SW Oak Street; PD-OR-P7TD Portland, OR 97204 Email: cherylknelson@usbank.com Attn: Cheryl Nelson	“Escrow Agent”

Recitals

A.    Parent, its wholly owned subsidiary, HBP Merger Sub, Inc. (“Merger Sub”), and Huttig have entered into a definitive agreement and plan of merger, dated March 20, 2022 (as may be amended, “Merger Agreement”), pursuant to which Woodgrain will acquire Huttig in an all-cash transaction for $10.70 per share in cash.

B.    Pursuant to the Merger Agreement, Parent is obligated to deposit into escrow $5,000,000 as an advance payment of tender offer consideration. If the Closing (as defined in the Merger Agreement) occurs, then the escrowed funds will be released to Parent together with any earnings thereon. If the Closing does not occur on or prior to the End Date (as defined in the Merger Agreement) as a result of Parent or Merger Sub breaching or failing to perform any of their representations, warranties, covenants or agreements contained in the Merger Agreement, then whether or not the Merger Agreement has been terminated, the escrowed funds will be released to Huttig together with any earnings thereon. If the Closing does not occur on or prior to the End Date as a result of any reason other than Parent or Merger Sub breaching or failing to perform any of their representations, warranties, covenants or agreements contained in the Merger Agreement, then whether or not the Merger Agreement has been terminated, the escrowed funds will be released to the Parent together with any earnings thereon.

C.    The escrow funds are to be administered by the terms of this Advance Payment Escrow Agreement (this “Agreement”).

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

Agreement

1.    Defined Terms. Solely as between Parent and Huttig, all capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the Merger Agreement.

2.    Escrow Deposit. The amounts deposited in escrow, together with all interest, dividends, income, capital gains and other amounts earned thereon or derived therefrom (“Escrow Income”) pursuant to the investments made pursuant to Section 3 (collectively with the amounts deposited in escrow, the “Escrow Funds”), will be available solely for payment in accordance with Section 4. The Escrow Agent acknowledges receipt of $5,000,000 as the initial Escrow Funds and agrees to hold the Escrow Funds in a separate and distinct account, in the name of Woodgrain/HBP Escrow Account, as Escrow Agent for Huttig and Parent (the “Escrow Account”). The Escrow Funds shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party to this Agreement. The Escrow Agent shall not distribute or release the Escrow Funds except in accordance with the terms and conditions of this Agreement.

3.    Investment of Escrow Account.

(a)    The Escrow Agent shall invest the Escrow Funds pursuant to joint written instructions signed by Huttig and Parent; provided, however, the investment instructions shall be limited to:

(i)    interest bearing deposits with maturity dates of 90 days or less of any bank or trust company located within the United States, including one or more accounts maintained in the commercial banking department (if any) of the Escrow Agent, provided, that the bank or trust company must have capital and surplus of at least $500,000,000;

(ii)    certificates of deposit with maturity dates of 90 days or less issued by the commercial banking department, if any, of the Escrow Agent, or of any bank or trust company located in the United States, provided, that the bank or trust company must have capital and surplus of at least $500,000,000;

(iii)    direct obligations of, or obligations guaranteed as to all principal and interest by, the United States, in each case with maturity dates of 90 days or less;

(iv)    repurchase agreements with maturity dates of 90 days or less that are fully secured as to payment of principal and interest by collateral consisting of obligations described in clauses (i) through (iii) above; or

(v)    any money market fund substantially all of which is invested in the investment categories described in clauses (ii) through (iv) above, including any money market fund managed by the Escrow Agent or any of its Affiliates.

(b)    Written investment instructions, if any, must specify the type and identity of the investments to be purchased or sold. In the absence of instructions, the Escrow Funds shall be invested in the U.S. Bank Money Market Account, as described on attached Exhibit A. The Escrow Agent is authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent has the right to liquidate any investments held to make required payments under this Agreement. The Escrow Agent is not liable for any loss sustained as a result of any investment made pursuant to the terms of this Agreement or as a result of any liquidation of an investment before its maturity or for the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Escrow Funds. Any loss or expense incurred as a result of an investment will be borne by the Escrow Account.

4.    Release of Escrow Funds. The Escrow Funds held pursuant to this Agreement, are intended to provide an advance payment of tender offer consideration and a non-exclusive source of funds to pay amounts in respect of damages as provided in the Merger Agreement. Accordingly, in addition to Tax distributions made pursuant to Section 10(d), the Escrow Funds will be distributed and released as follows:

(a)    From the Effective Date until the termination of this Agreement, Escrow Agent will disburse the Escrow Funds at any time and from time to time only upon receipt of, and in accordance with, (i) a written instruction, executed by Parent and Huttig, delivered to Escrow Agent in accordance with Section 14 and directing Escrow Agent to disburse all or a portion of the Escrow Funds or to take or refrain from taking any other action pursuant to this Agreement (“Joint Written Instruction”) containing complete payment and/or delivery instructions (as applicable), including wiring instructions, or (ii) a court order. Parent and Huttig shall promptly submit a Joint Written Instruction to direct the release of Escrow Funds in accordance with Section 8.15 of the Merger Agreement.

(b)    Court Order. Notwithstanding any contrary provision in this Agreement, the Escrow Agent shall disburse the Escrow Funds (or any portion thereof) in accordance with a notice from either Parent or Huttig confirming to the Escrow Agent that accompanying the notice is a court order, along with a copy of the order and a written certification by the prevailing party attesting that such court order is final and non-appealable along with written instructions for payment to the relevant parties from an authorized Representative of the instructing party, pursuant to which the court has determined whether and to what extent Parent or Huttig are entitled to the Escrow Funds (or any portion thereof), upon which certification and instructions the Escrow Agent may conclusively rely and shall have no responsibility to review the order to which such confirmation and instruction refers.

5.    Inspection Rights and Account Statements. Parent and Huttig have the right, upon reasonable advance notice to the Escrow Agent, to inspect and obtain copies of the records of the Escrow Agent pertaining to this Agreement and to receive monthly reports of the status of the Escrow Account. On or before the 10th Business Day following each month during the term of this Agreement, the Escrow Agent shall deliver account statements to Parent and Huttig with respect to the Escrow Account for the prior month, which statements will include the account balance, disbursements made pursuant to Section 4 and Escrow Income earned during the preceding month.

6.    Termination. This Agreement will terminate when all of the Escrow Funds have been distributed in accordance with this Agreement.

7.    Conditions to Escrow. The Escrow Agent agrees to hold the Escrow Funds and to perform in accordance with this Agreement. Huttig and Parent agree that the Escrow Agent does not assume any responsibility for the failure of Huttig or Parent to perform in accordance with the Merger Agreement or this Agreement. The acceptance by the Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions, which the parties hereto agree shall govern and control with respect to the Escrow Agent’s rights, duties, liabilities and immunities:

(a)    The Escrow Agent shall have no implied duties and only those duties as are specifically provided herein, which shall be deemed purely ministerial in nature, and shall under no circumstance be deemed a fiduciary for any of the other parties to this Agreement. The Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Agreement or the Merger Agreement, or to appear in, prosecute or defend any such legal action or proceeding or to take any other action that in Escrow Agent’s sole judgment may expose it to potential expense or liability. The Escrow Agent may consult nationally recognized legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto and shall incur no liability and shall be fully indemnified from any liability whatsoever in relying on and acting in good faith in accordance with the advice of such counsel. The reasonable and documented fees and expenses of any such counsel shall be paid to the Escrow Agent in accordance with Section 12. Parent and Huttig agree to perform or procure the performance of all further acts and things, and execute and deliver such further documents, as may be required by Law or as Escrow Agent may reasonably request in connection with its duties hereunder.

(b)    The Escrow Agent is protected in acting upon any written notice, consent, receipt or other paper or document furnished to it, not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which the Escrow Agent in good faith believes to be true and accurate. If it is necessary for the Escrow Agent to act upon any instructions, directions, documents or instruments issued or signed by or on behalf of any corporation, fiduciary or individual acting on behalf of another party hereto, which the Escrow Agent in good faith believes to be genuine, it is not necessary for the Escrow Agent to inquire into the corporation’s, fiduciary’s or individual’s authority.

(c)     Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence, bad faith or willful misconduct in connection with its material breach of this Agreement was the sole cause of any loss to Parent or Huttig. In no event will Escrow Agent be liable for indirect, special, consequential or punitive damages or penalties (including, but not limited to lost profits) even if Escrow Agent has been advised of the likelihood of such damages or penalty and regardless of the form of action.

(d)    The Escrow Agent shall neither be responsible for, nor chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document between the other parties hereto, including, without limitation, the Merger Agreement. This Agreement sets forth all matters pertinent to the obligations of the Escrow Agent, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Agreement or any other agreement, instrument or document.

(e)    If at any time, (1) a dispute exists with respect to any obligation of the Escrow Agent under this Agreement or (2) the Escrow Agent is unable to determine, to the Escrow Agent’s sole satisfaction, the Escrow Agent’s proper actions with respect to its obligations hereunder, then the Escrow Agent may, in its sole discretion, take either or both of the following actions: (i) suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Agreement until such dispute or uncertainty is resolved to the sole satisfaction of the Escrow Agent or until a successor escrow agent is appointed; or (ii) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction, in any venue convenient to the Escrow Agent, for instructions with respect to such dispute or uncertainty and, to the extent required or permitted by law, pay into such court, for holding and disposition by such court, all Escrow Funds, after deduction and payment to the Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by the Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. The Escrow Agent will have no liability to Parent or Huttig for any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise due to any delay in any other action required or requested of the Escrow Agent.

(f)    The Escrow Agent is authorized, in its sole discretion, to comply with a final court order or process entered by any court with respect to the Escrow Funds, without determination by the Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any court order shall be made or entered by any court affecting such property or any part thereof, then the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such court order which it is advised by legal counsel selected by it is binding upon it; and if the Escrow Agent complies with any such court order, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance.

(g)    Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its escrow business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which it is a party, shall be and become the successor escrow agent hereunder and vested with all of the title to the whole property or trust estate and all of the trusts, powers, immunities, privileges, protections and all other matters as was its predecessor, without the execution or filing of any instrument.

8.    Resignation and Removal of Escrow Agent.

(a)    The Escrow Agent reserves the right to resign at any time by giving 30 days’ written notice of resignation to Parent and Huttig, specifying the effective date thereof. On the effective date of its resignation and, after the date of such resignation notice, notwithstanding any other provision of this Agreement, Escrow Agent’s sole obligation will be to hold the Escrow Funds pending appointment of a successor Escrow Agent. The Escrow Agent shall deliver this Agreement together with the Escrow Funds and any and all related instruments or documents to any successor escrow agent agreeable to Parent and Huttig. If a successor escrow agent has not been appointed and has not accepted such appointment before the expiration of 30 days following the date of the notice of such resignation, the Escrow Agent may, but shall not be obligated to, apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. Any such resulting appointment shall be binding upon all of the parties to this Agreement. Notwithstanding anything to the contrary in the foregoing, the Escrow Agent or any successor escrow agent shall continue to act as Escrow Agent until a successor is appointed and qualified to act as Escrow Agent.

(b)    The Escrow Agent may be removed, with or without cause, upon 30 days’ prior written notice and a new escrow agent may be appointed upon mutual agreement of Parent and . In that event, Parent and shall deliver joint written notice to the Escrow Agent of removal together with joint written instructions authorizing delivery of this Agreement together with the Escrow Funds and any and all related instruments or documents to a successor escrow agent.

(c)    Upon delivery of the Escrow Funds, after deduction and payment to the retiring Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) due and payable to the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder, to a successor escrow agent in accordance with this Section, the Escrow Agent shall thereafter be discharged from any further obligations hereunder. All power, authority, duties and obligations of the Escrow Agent shall apply to any successor escrow agent and all obligations of Parent and Huttig to Escrow Agent shall remain.

9.    Indemnification of Escrow Agent. Parent and Huttig shall jointly and severally indemnify and hold the Escrow Agent (which term shall include its directors, officers, employees and agents for purposes of this Section) harmless from and against any liability, loss, damage or expense (including, without limitation, reasonable and documented attorneys’ fees and including the cost of enforcing its indemnity rights against Parent and/or Huttig) that the Escrow Agent may incur in connection with this Agreement and its performance hereunder or in connection herewith, including with respect to any claims asserted by Parent or Huttig, or any other person or entity, except to the extent such liability, loss, damage or expense is ultimately determined by a court of competent jurisdiction to have been directly caused solely by the willful misconduct, bad faith, or gross negligence of the Escrow Agent in connection with the Escrow Agent’s material breach of this Agreement. The indemnification provided for under this Section shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent. Notwithstanding anything to the contrary herein, Parent and Huttig agree, solely as between themselves, that any obligation for indemnification of the Escrow Agent described in this Section shall be borne by the party or parties determined by a court of competent jurisdiction to be responsible for causing the loss, damage, liability, cost or expense against which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one-half by Parent and one-half by Huttig and to the extent one party has made payment to the Escrow Agent pursuant to this Section that is in excess of more than 50% of such amount payable to the Escrow Agent, then such party shall have a right of ratable contribution and recoupment against the other party. The obligations of Parent and Huttig under this Section shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

10.    Taxes.

(a)    Ownership for Tax Purposes. Each of Parent and Huttig agree that, for purposes of United States federal and other Taxes based on income, Parent shall be treated as the owner of the Escrow Funds and that Parent shall, to the extent required under the Internal Revenue Code of 1986, as amended, report the income, if any, that is earned on, or derived from, the Escrow Funds as its income, in the taxable year or years in which such income is properly includible and pay any Taxes attributable thereto.

(b)    Tax Forms and Filings. Each of Parent and Huttig has provided the Escrow Agent with a fully executed Internal Revenue Service (“IRS”) Form W-9, or W-8, properly completed and signed, and such other forms and documents that the Escrow Agent has reasonably requested in connection with the preparation and filing with the IRS of all applicable Form 1099 and Form 1042-S documents with respect to all distributions as well as in the performance of Escrow Agent’s other reporting obligations under applicable U.S. federal law or regulation. Parent and Huttig jointly and severally agree to (a) assume all obligations imposed now or hereafter by any applicable tax law or regulation with respect to payments or performance under this Agreement and (b) request and direct the Escrow Agent in writing with respect to withholding and other taxes, assessments or other governmental charges, and advise the Escrow Agent in writing with respect to any certifications and governmental reporting that may be required under any applicable laws or regulations. Except as otherwise agreed by Escrow Agent in writing, Escrow Agent has no tax reporting or withholding obligation except with respect to Form 1099-B reporting on payments of gross proceeds under Internal Revenue Code Section 6045 and Form 1099 and Form 1042-S reporting with respect to investment income earned on the Escrow Funds, if any. To the extent that U.S. federal imputed interest regulations apply, Parent and Huttig shall so inform the Escrow Agent, provide the Escrow Agent with all imputed interest calculations and direct the Escrow Agent to disburse imputed interest amounts as Parent and Huttig deem appropriate. The Escrow Agent shall rely solely on such provided calculations and information and shall have no responsibility for the accuracy or completeness of any such calculations or information.

(c)    Withholding. The Escrow Agent is entitled to deduct and withhold from any amount distributed or released from the Escrow Funds all Taxes that may be required to be deducted or withheld under any provision of applicable Tax Law. All withheld amounts shall be treated as having been delivered to the party entitled to the amount distributed or released in respect of which such Tax has been deducted or withheld.

(d)    Tax Distributions. If Parent is required to file United States federal or state Tax returns, then, subject to the availability of Escrow Funds, the Escrow Agent shall, pursuant to written instructions from Parent, make a distribution to Parent on or before January 31 of any year that precedes the distribution of the entire Escrow Fund in an amount equal to 40% of the aggregate Escrow Income earned during the preceding calendar year. Such distribution shall be funded from the Escrow Funds.

11.    Business Days. A “Business Day” is any day on which the Escrow Agent is open for business. If any date on which the Escrow Agent is required to make an investment or a delivery pursuant to the provisions hereof is not a day on which the Escrow Agent is open for business, then the Escrow Agent shall make such investment or delivery on the next succeeding Business Day.

12.    Escrow Fees and Costs. Parent and Huttig agree, jointly and severally, to pay upon the Escrow Agent’s demand the fees and expenses (including reasonable and documented attorneys’ fees and indemnity amounts) of the Escrow Agent for the services to be rendered by the Escrow Agent pursuant to this Agreement in accordance with the fee schedule attached as Exhibit B hereto; provided, however, that Parent and Huttig agree, solely as between themselves, that each shall pay one-half of such amounts. The obligations of Parent and Huttig under this Section shall survive any termination of this Agreement and the resignation or removal of Escrow Agent. The Escrow Agent shall have, and is hereby granted, a first priority lien upon the Escrow Funds with respect to its unpaid fees, non-reimbursed advances and expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to sell, set off and deduct any unpaid fees, non-reimbursed advances and expenses and unsatisfied indemnification rights from the Escrow Funds.

13.    Force Majeure. No party shall be liable or responsible to the other parties, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the affected party’s reasonable control, including, without limitation: (a) acts of God; (b) flood, fire or explosion; (c) war, invasion, riot or other civil unrest; (d) government order or law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; and (g) national or regional emergency (a “Force Majeure Event”). The party suffering a Force Majeure Event shall give notice to the other party, stating the period of time the occurrence is expected to continue and shall use appropriate efforts to end the failure or delay and to minimize the effects of such Force Majeure Event.

14.    Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement must be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Communications must be sent to the respective parties at the addresses or telecopy numbers set forth on the first page of this Agreement (or at such other address or telecopy number for a party specified in a notice given in accordance with this Section), with copies to:

In the case of Parent:	Stoel Rives LLP 760 SW Ninth Avenue, Suite 3000 Portland, Oregon 97205 Facsimile: 503.220.2480 Attn: James M. Kearney Kris J. Ormseth Email: jim.kearney@stoel.com kris.ormseth@stoel.com

In the case of Huttig:

Baker & McKenzie LLP

300 East Randolph Street

Chicago, Illinois 60606

Facsimile: (312) 861-2899; (312) 698-2880

Attn:   Craig A. Roeder

        Piotr Korzynski

Email:   craig.roeder@bakermckenzie.com

        piotr.korzynski@bakermckenzie.com

15.    Entire Agreement. This Agreement and exhibits hereto (together with, as between Huttig and Parent only, the Merger Agreement and related exhibits and schedules thereto) constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between a statement in this Agreement and a statement in the Merger Agreement, (i) with respect to any inconsistency as between Parent and Huttig, the statements in the body of the Merger Agreement shall control; and (ii) with respect to any inconsistency as between the Escrow Agent, on the one hand, and Parent or Huttig, on the other hand, the statements in the body of this Agreement shall control.

16.    Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to Section 7(g), with respect to the Escrow Agent, no party may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

17.    Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

18.    Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

19.    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions of this Agreement will be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

20.    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, that invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

21.    Governing Law; Jurisdiction. This Agreement is governed by and shall be construed in accordance with the internal laws of the state of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the state of Delaware or any other jurisdiction). The parties hereto irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) with respect to all matters or controversies arising out of or relating to this Agreement, the interpretation and enforcement of the provisions of this Agreement, and irrevocably waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or convenient or that this Agreement may not be enforced in or by such courts, and the parties hereto agree that all claims with respect to such action, suit or proceeding will be heard and determined exclusively in such courts. The parties hereto consent to and grant any such court jurisdiction over the person of such parties hereto solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 14 or in such other manner as may be permitted by law will be valid and sufficient service. The parties hereto agree that a final judgment in any such action, suit or proceeding will be conclusive and maybe enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided that nothing in the foregoing will restrict any party hereto’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

22.    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 22.

23.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

24.    Identifying Information. To help the government fight the funding of terrorism and money laundering activities, Federal Law requires all financial institutions to obtain, verify, and record information that identifies each Person who opens an account. For a non-individual Person such as a business entity, a charity, a trust, or other legal entity, the Escrow Agent requires documentation to verify its formation and existence as a legal entity. The Escrow Agent may ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties acknowledge that a portion of the identifying information set forth herein is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and each agrees to provide any additional information requested by the Escrow Agent in connection with the Act or any other legislation or regulation to which Escrow Agent is subject, in a timely and reasonable manner.

25.    Optional Security Procedures. In the event funds transfer instructions, address changes or change in contact information are given (other than in writing at the time of execution of this Agreement), whether in writing, by facsimile or otherwise, the Escrow Agent is authorized but shall be under no duty to seek confirmation of such instructions by telephone call-back to the person or persons designated on the signature blocks to the Agreement or any other person believed by the Escrow Agent to be an authorized officer of the parties hereto, including without limitation those persons specified on attached Exhibit C, and the Escrow Agent may rely upon the confirmation of anyone purporting to be such person. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by Escrow Agent and shall be effective only after Escrow Agent has a reasonable opportunity to act on such changes. The Escrow Agent may request at any time a fully executed incumbency certificate from any party, and the Escrow Agent may rely upon the confirmation of anyone purporting to be an officer as set forth in the incumbency certificate. Parent and Huttig agree that the Escrow Agent may at its option record any telephone calls made pursuant to this Section. The Escrow Agent in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Parent or Huttig to identify (a) the beneficiary, (b) the beneficiary’s bank, or (c) an intermediary bank. The Escrow Agent may apply any of the Escrow Funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. Parent and Huttig acknowledge that these optional security procedures are commercially reasonable.

26.    Dealings; Confidentiality. Provided it is not done on the basis of information obtained from Parent or Huttig through its engagement under this Agreement, and except to the extent prohibited by applicable law, the Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of the Parent or Huttig and become pecuniarily interested in any transaction in which the Parent or Huttig may be interested, and contract and lend money to the Parent or Huttig and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for the Parent or Huttig or for any other entity. The Escrow Agent understands and acknowledges that Huttig is a publicly traded company, and agrees to maintain as confidential information received by it from Parent and Huttig, to the extent it is identified as confidential at the time of disclosure to the Escrow Agent hereunder or would be considered confidential by a reasonable person based on the nature of the information and the circumstances of the disclosure, subject to the Escrow Agent’s obligations under applicable laws and regulations. The Escrow Agent further acknowledges and agrees that each of Parent and Huttig may disclose this Agreement as required by applicable law or the rules of the Nasdaq Stock Market.

27.    Electronic Transmission; Electronic Signatures. Escrow Agent shall not have any duty to confirm that the person sending any notice, instruction or other communication (a “Notice”) by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) is, in fact, a person authorized to do so. Electronic signatures believed by Escrow Agent to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider acceptable to Escrow Agent) shall be deemed original signatures for all purposes. Each other party assumes all risks arising out of the use of electronic signatures and electronic methods to send Notices to Escrow Agent, including without limitation the risk of Escrow Agent acting on an unauthorized Notice, and the risk of interception or misuse by third parties. Notwithstanding the foregoing, Escrow Agent may in any instance and in its sole discretion require that an original document bearing a manual signature be delivered to Escrow Agent in lieu of, or in addition to, any such electronic Notice

28.    Brokerage Confirmation Waiver. Parent and Huttig acknowledge that to the extent regulations of the Comptroller of the Currency or other applicable regulatory entity grant either the right to receive brokerage confirmations for certain security transactions as they occur, Parent and Huttig specifically waive receipt of such confirmations to the extent permitted by law. The Escrow Agent will furnish the Parent and Huttig periodic cash transaction statements that include detail for all investment transactions made by the Escrow Agent.

[SIGNATURE PAGE FOLLOWS]

The parties have executed this Escrow Agreement on the date first written above.

PARENT:		Woodgrain Inc.

	By	/s/ Kelly Dame
Kelly Dame, Chief Executive Officer

HUTTIG:		Huttig Building Products, Inc.

	By	/s/ Jon Vrabely
Jon Vrabely, President and Chief Executive Officer

ESCROW AGENT:		U.S. Bank National Association

	By	/s/ Cheryl Nelson
Name: Cheryl Nelson
Title: Vice President

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